Exhibit D

President and Chief Executive Officer, Adrian Adams, Voicemail to Field Force Employees

Good morning, everyone. This is a message from Adrian Adams to all field force employees. I wanted to follow-up on an e-mail that you should have all received from me just a few moments ago. I am pleased to inform you that Inspire has entered into a definitive agreement with Merck, one of the world’s leading healthcare companies.

As you well know, Inspire has been evaluating various strategic corporate development and licensing opportunities, particularly since the recent restructuring and revised mission to focus on our eye care business. Merck is interested in establishing a commercial presence in the ophthalmic space and we are delighted that Merck recognized the strength of Inspire’s ophthalmic assets and strong relationships with the eye care community cultivated by our high quality, specialty eye care sales force – each and every one of you. The Board of Directors, the Inspire Leadership Team and I all believe that this agreement provides a compelling and timely opportunity for our shareholders to realize the value of their investment in Inspire.

I fully recognize that this announcement may leave many of you with a number of questions, which I hope to address during today’s teleconference at 11:30 am. My commitment to you is that we will keep you updated on an ongoing basis as decisions are made and we know more details. Francisca will be sending you a meeting request for today’s teleconference with dial-in information for those that may need it.

Meanwhile, thank you for listening to this voicemail and I look forward to speaking with you later.

Forward-Looking Statement

This announcement includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The forward-looking statements in this announcement relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made that the holders of at least a majority of the outstanding shares of Inspire Pharmaceuticals, Inc. (“Inspire”) common stock will tender their shares pursuant to the tender offer or that the other conditions of the tender offer will be met. Furthermore, no assurances can be made with respect to the strength of Inspire’s integrated platform growing the AZASITE product opportunity.

Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission (the “SEC”). Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

Important Information about the Tender Offer and Where to Find It

The tender offer with respect to the announced transaction with Merck & Co. Inc. (“Parent”) has not yet commenced. This correspondence is neither an offer to buy nor a solicitation of an offer to sell any securities of Inspire. The solicitation and the offer to buy shares of Inspire’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other ancillary related materials that Monarch Transaction Corp., a wholly owned subsidiary of Parent intends to file with the SEC. In addition, Inspire will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer and, if applicable, a proxy statement regarding the merger. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Inspire on Schedule 14D-9, the proxy statement, if applicable, and related materials with respect to the tender offer, free of charge from the website of the SEC at www.sec.gov, or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Inspire at Inspire’s website at www.inspirepharm.com. Investors are advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Inspire and any amendments thereto and any other materials relating to the tender offer that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.